Exhibit 99.1

Press Release

Media & Investor Contact: Joel Abramson 703 682 6301

AES Reports 17% Increase in Adjusted Earnings Per Share for Second Quarter 2011; Reaffirms Full Year 2011 Guidance

•	Second Quarter Adjusted Earnings Per Share increased 17% year-over-year to $0.28, primarily due to the impact of new businesses and a lower effective tax rate.

•

Second Quarter Diluted Earnings Per Share from Continuing Operations increased 26% year-over-year to $0.24, primarily due to favorable foreign currency exchange rates, the impact of new businesses and a lower effective tax rate.

•	Previously announced acquisition of DPL Inc. on track to close in the Fourth Quarter of 2011 or First Quarter of 2012.

ARLINGTON, VA, August 5, 2011 – The AES Corporation (NYSE: AES) today reported strong results for the second quarter of 2011. The Company’s proportional gross margin increased 4% versus the second quarter of 2010, attributable to volume growth in Chile, contributions from new businesses in Northern Ireland, Chile and Bulgaria, and favorable foreign exchange rates. These positive trends were dampened by a generation outage in Panama related to tunnel repairs at a hydroelectric plant, as well as weaker results in Asia and Europe. In addition, the effective tax rate improved year-over-year due to the extension of the Tax Increase Prevention and Reconciliation Act of 2005 in the fourth quarter of 2010.

“Compared to the first quarter of this year, adjusted earnings per share growth reflects improvements in existing operations, as well as income from new construction projects and our recent acquisition in Northern Ireland. In addition, I am pleased with our recent progress on our remaining construction projects and we remain on track to achieve our 2011 guidance,” said Paul Hanrahan, AES President and Chief Executive Officer.

“Our pending acquisition of DPL has been progressing on schedule and is expected to close later this year or early next year. During the quarter, we closed $2.05 billion in AES recourse financing in anticipation of the transaction’s near-term close, allowing us to take advantage of current market interest rates as we had assumed at the time of announcement. We also received early termination of the Hart Scott Rodino Act waiting period; DPL has now set September 23, 2011 as the date for their shareholder vote on the transaction,” said Victoria D. Harker, Executive Vice President and Chief Financial Officer.

Table 1: Results for Second Quarter 2011

	Second Quarter 2010		Second Quarter 2011		Year To Date 2010		Year To Date 2011		Full Year 2011 Guidance[3]
Consolidated Revenue	$3,923	M	$4,544	M	$7,843	M	$8,808	M	NA

Consolidated Gross Margin	$1,002	M	$1,019	M	$1,963	M	$2,035	M	$4,000- 4,200	M

Proportional Gross Margin[1]	$595	M	$619	M	$1,213	M	$1,240	M	$2,450- 2,650	M

Consolidated Cash Flow from Operating Activities	$747	M	$675	M	$1,415	M	$1,180	M	$2,650- 2,850	M

Proportional Cash Flow from Operating Activities[1]	$366	M	$294	M	$789	M	$616	M	$1,400- 1,600	M

Consolidated Free Cash Flow[1]	$588	M	$460	M	$1,100	M	$723	M	$1,750- 1,950	M

Proportional Free Cash Flow[1]	$249	M	$148	M	$566	M	$307	M	$750- 950	M

Subsidiary Distributions to the Parent Company[2]	$350	M	$394	M	$653	M	$620	M	$1,200- 1,300	M

Diluted EPS from Continuing Operations	$0.19		$0.24		$0.43		$0.54		$0.93- 0.99

Adjusted EPS[1]	$0.24		$0.28		$0.51		$0.50		$0.97- 1.03

Adjusted EPS (Excluding DPL Acquisition Costs)[1,4]	$0.24		$0.32		$0.51		$0.54		$1.08- 1.14

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
[2]	See definitions.
[3]

2011 Guidance includes costs associated with the pending acquisition of DPL Inc. of approximately ($0.11-$0.13) per share. It does not include the potential impacts of hedging interest costs on the acquisition financing which could have an impact on 2011 and 2012 reported results.

[4]	Provided for comparison purposes against original 2011 guidance of $1.08-$1.14 given on February 28, 2011.

Key drivers of Second Quarter results include (comparison of Q2 2011 vs. Q2 2010):

•

Consolidated Revenue increased by $621 million to $4.5 billion, benefiting from: (i) favorable impacts of foreign currency of $274 million; (ii) contributions from new businesses including Ballylumford in Northern Ireland, Angamos in Chile and Maritza in Bulgaria; (iii) higher prices and volumes in Chile and Argentina; and (iv) increased demand at its Brazilian utilities. These gains were partially offset by: (i) lower prices at Eletropaulo in Brazil; and (ii) lower volume at Cartagena in Spain.

•

Consolidated Gross Margin increased by $17 million to $1 billion, benefiting from: (i) favorable impacts of foreign currency of $61 million; (ii) contributions from new businesses; (iii) higher prices and volumes in Chile; and (iv) increased volume at its Brazilian utilities. These gains were mostly offset by: (i) an increase in fixed costs, primarily in Latin America; (ii) generation outages in Panama; (iii) lower prices at Eletropaulo in Brazil; and (iv) lower spot prices and volumes at its Europe and Asia Generation businesses.

•

Revenue has increased by 16% over the prior year, while Gross Margin has only increased 2%. This disparity in growth rates is driven primarily by the contractual or regulatory pass through of higher fuel costs and purchased energy, which increase revenue but do not have a corresponding impact on gross margin, as well as the increased fixed costs and the generation outage in Panama.

•	Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $24 million to $619 million.

•

Consolidated Cash Flow from Operating Activities decreased by $72 million to $675 million. This decrease is primarily related to reduced operations at its New York plants and higher working capital needs at Puerto Rico, as well as lower operating income and higher working capital needs at its Asia Generation businesses.

•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $72 million to $294 million, driven primarily by Asia and North America Generation.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $128 million to $460 million, driven by lower operating cash flow discussed above, as well as higher maintenance capital expenditures of $67 million, primarily at its utilities in North America and in Cameroon.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $101 million to $148 million.

•

Diluted EPS from Continuing Operations increased $0.05 per share to $0.24 per share. This increase was driven by unrealized foreign currency transaction gains in 2011 versus losses in 2010, a lower effective tax rate in 2011 due to the extension of a U.S. tax law in the fourth quarter of 2010 and contributions from new businesses. These positive drivers were partially offset by higher fixed costs and costs associated with the pending acquisition of DPL.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased $0.04 to $0.28 per share. The increase was primarily attributable to contributions from new businesses, favorable foreign exchange rates and a lower effective tax rate. These positive drivers were partially offset by higher fixed costs and costs associated with the pending acquisition of DPL. Table

2 provides a reconciliation of Diluted EPS to Adjusted EPS for second quarter 2011 as compared to second quarter 2010.

Table 2: Reconciliation of Diluted EPS to Adjusted EPS for Q2 2011 as compared to Q2 2010

	00000	00000
	Q2 2011	Q2 2010
Diluted Earnings Per Share from Continuing Operations	$0.24	$0.19
Derivative Mark-to-Market (Gains)/Losses	$—	$(0.02)
Currency Transaction (Gains)/Losses	$(0.01)	$0.06
Impairment Losses	$0.04	$—
Debt Retirement (Gains)/Losses	$0.01	$0.01

Adjusted Earnings Per Share	$0.28	$0.24

See Appendix for more detail and additional reconciliations for non-GAAP measures. Diluted weighted-average shares outstanding: 800 million (2010) and 787 million (2011).

Key drivers of Year-to-Date results include (comparison of Q2 YTD 2011 vs. Q2 YTD 2010):

•

Consolidated Revenue increased by $965 million to $8.8 billion, benefiting from: (i) favorable impacts of foreign currency of $429 million; (ii) contributions from new businesses including Ballylumford in Northern Ireland, Angamos in Chile and Maritza in Bulgaria; (iii) higher prices and volumes in Chile and Argentina; and (iv) increased volume at its Brazilian utilities. These gains were partially offset by: (i) lower prices at its utility businesses in Brazil; (ii) lower volume at Cartagena in Spain and Tisza II in Hungary; and (iii) lower prices and volume at Masinloc in the Philippines.

•

Consolidated Gross Margin increased by $72 million to $2 billion, benefiting from: (i) favorable impacts of foreign currency of $97 million; (ii) contributions from new businesses; (iii) higher prices and volumes in Chile; and (iv) increased volume at its Brazilian utilities. These gains were partially offset by: (i) an increase in fixed costs, primarily in Latin America; (ii) generation outage in Panama related to tunnel repairs; (iii) lower prices at its utility businesses in Brazil; (iv) lower prices and volume at Masinloc in the Philippines; (v) lower prices at Kilroot in Northern Ireland; and (vi) lower volume at IPL in Indiana and Hungary.

•	Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $27 million to $1.2 billion.

•

Consolidated Cash Flow from Operating Activities decreased by $235 million to $1.2 billion. This decrease is primarily related to reduced operations at its New York plants and higher working capital needs at Puerto Rico, as well as lower operating income and higher working capital needs at its Asia Generation businesses.

•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $173 million to $616 million, driven primarily by Asia and North America Generation.

•	Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $377 million to $723 million, driven by lower operating cash flow discussed above, as well as higher maintenance capital expenditures of $153 million, primarily in Latin America and North America Utilities.

•

Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $259 million to $307 million driven by lower operating cash flow discussed above, as well as higher maintenance capital expenditures, primarily in Latin American and North America utilities.

•

Diluted EPS from Continuing Operations increased $0.11 per share to $0.54 per share. This increase was driven by unrealized foreign currency transaction gains in 2011 versus losses in 2010, a lower effective tax rate in 2011 due to the renewal of a U.S. tax law in the fourth quarter of 2010 and contributions from new businesses. These positive drivers were partially offset by costs associated with the pending purchase of DPL, higher fixed costs and a net 5% share count increase.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased $0.01 to $0.50 per share. The decrease was primarily attributable to costs associated with the pending acquisition of DPL, higher fixed costs and a higher share count. This was partially offset by the contribution from new businesses, lower effective tax rate and favorable foreign exchange rates. Table 3 provides a reconciliation of Diluted EPS to Adjusted EPS for year-to-date 2011 as compared to year-to-date 2010.

Table 3: Reconciliation of Diluted EPS to Adjusted EPS for Q2 YTD 2011 as compared to Q2 YTD 2010

	Q2 YTD 2011	Q2 YTD 2010
Diluted Earnings Per Share from Continuing Operations	$0.54	$0.43
Derivative Mark-to-Market (Gains)/Losses	$(0.01)	$(0.01)
Currency Transaction (Gains)/Losses	$(0.08)	$0.08
Impairment Losses	$0.04	$—
Debt Retirement (Gains)/Losses	$0.01	$0.01

Adjusted Earnings Per Share	$0.50	$0.51

See Appendix for more detail and additional reconciliations for non-GAAP measures. Diluted weighted-average shares outstanding: 751 million (2010) and 790 million (2011).

Other Highlights

•	During May and June, the Company raised approximately $2.05 billion in financing in anticipation of the DPL acquisition.

•	On June 14, the Company was advised that early termination of the Hart Scott Rodino Act waiting period had been granted with respect to the DPL acquisition.

•

On July 8, Brasiliana, a 46.15% owned AES subsidiary, executed an agreement to sell Eletropaulo Telecomunicações Ltda. and AES Communications Rio de Janeiro S.A. to TIM Celular S.A. The agreed purchase price is approximately R$1.6 billion Reais subject to a purchase price adjustment. The completion of the sale is subject to corporate and regulatory approvals and is expected to occur in the fourth quarter of 2011.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Proportional Gross Margin, Adjusted Gross Margin, Proportional Adjusted Gross Margin, Proportional Cash Flow From Operating Activities, Consolidated Free Cash Flow, Proportional Free Cash Flow as well as reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2011 Financial Guidance and 2012 Financial Guidance.

Conference Call Information

AES will host a conference call on Friday, August 5, 2011 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-800-857-6557 at least ten minutes before the start of the call. International callers should dial +1-415-228-4653. The participant passcode for this call is 8511. Internet access to the presentation materials will be available at 8:00 a.m. EDT on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.”

A telephonic replay of the call will be available from approximately 12:00 p.m. EDT on Friday, August 5, 2011 through Friday, August 26, 2011. Callers in the U.S. please dial 1-866-403-7104. International callers should dial +1-203-369-0576. The system will ask for a passcode; please enter 8511. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 28 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 29,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2010 revenues were $17 billion and we own and manage $41 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2010 Annual Report on Form 10-K

and the Form 10-Q for the quarter ended June 30, 2011. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2010 Annual Report on Form 10-K dated on or about February 25, 2011 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in millions, except share and per share data) (unaudited)	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,624	$2,552
Restricted cash	530	502
Short-term investments	1,231	1,730
Accounts receivable, net of allowance for doubtful accounts of $348 and $307, respectively	2,614	2,316
Inventory	654	562
Receivable from affiliates	25	27
Deferred income taxes - current	298	306
Prepaid expenses	180	225
Other current assets	855	1,056
Current assets of discontinued and held for sale businesses	162	170

Total current assets	10,173	9,446

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,184	1,126
Electric generation, distribution assets and other	31,265	28,172
Accumulated depreciation	(9,727)	(9,145)
Construction in progress	2,825	4,459

Property, plant and equipment, net	25,547	24,612

Other Assets:
Investments in and advances to affiliates	1,542	1,320
Debt service reserves and other deposits	797	653
Goodwill	1,267	1,271
Other intangible assets, net of accumulated amortization of $172 and $157, respectively	527	511
Deferred income taxes - noncurrent	661	646
Other	2,057	1,964
Noncurrent assets of discontinued and held for sale businesses	64	88

Total other assets	6,915	6,453

TOTAL ASSETS	$42,635	$40,511

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,892	$2,053
Accrued interest	286	257
Accrued and other liabilities	2,452	2,662
Non-recourse debt - current, including $1,203 and $1,150, respectively, related to variable interest entities	2,320	2,567
Recourse debt - current	11	463
Current liabilities of discontinued and held for sale businesses	232	63

Total current liabilities	7,193	8,065

LONG-TERM LIABILITIES
Non-recourse debt - noncurrent, including $2,245 and $2,199, respectively, related to variable interest entities	12,922	12,372
Recourse debt - noncurrent	6,182	4,149
Deferred income taxes - noncurrent	891	895
Pension and other post-retirement liabilities	1,549	1,512
Other long-term liabilities	2,938	2,814
Long-term liabilities of discontinued and held for sale businesses	63	231

Total long-term liabilities	24,545	21,973

Contingencies and Commitments
Cumulative preferred stock of subsidiary	60	60
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 806,836,014 issued and 782,273,322 outstanding at June 30, 2011 and 804,894,313 issued and 787,607,240 outstanding at December 31, 2010	8	8
Additional paid-in capital	8,471	8,444
Retained earnings	1,018	620
Accumulated other comprehensive loss	(2,278)	(2,383)
Treasury stock, at cost (24,562,692 shares at June 30, 2011 and 17,287,073 shares at December 31, 2010, respectively)	(308)	(216)

Total The AES Corporation stockholders’ equity	6,911	6,473
NONCONTROLLING INTERESTS	3,926	3,940

Total equity	10,837	10,413

TOTAL LIABILITIES AND EQUITY	$42,635	$40,511

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2011	2010	2011	2010

REVENUE
Latin America - Generation	$1,377	$1,084	$2,508	$2,067
Latin America - Utilities	2,013	1,770	3,917	3,535
North America - Generation	372	369	744	760
North America - Utilities	280	275	569	563
Europe - Generation	328	260	728	582
Asia - Generation	162	179	277	355
Corp/Other & eliminations	12	(14)	65	(19)

Total Revenue	$4,544	$3,923	$8,808	$7,843

GROSS MARGIN
Latin America - Generation	$453	$415	$868	$759
Latin America - Utilities	282	258	542	496
North America - Generation	97	87	191	189
North America - Utilities	49	52	99	128
Europe - Generation	64	72	145	174
Asia - Generation	54	80	98	145
Corp/Other & eliminations	20	38	92	72

Total Gross Margin	$1,019	$1,002	$2,035	$1,963

THE AES CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2011	2010	2011	2010

Revenue:
Regulated	$2,483	$2,213	$4,896	$4,454
Non-Regulated	2,061	1,710	3,912	3,389

Total revenue	4,544	3,923	8,808	7,843

Cost of Sales:
Regulated	(1,905)	(1,641)	(3,728)	(3,307)
Non-Regulated	(1,620)	(1,280)	(3,045)	(2,573)

Total cost of sales	(3,525)	(2,921)	(6,773)	(5,880)

Gross margin	1,019	1,002	2,035	1,963

General and administrative expenses	(97)	(101)	(192)	(181)
Interest expense	(396)	(389)	(747)	(770)
Interest income	97	101	192	209
Other expense	(38)	(48)	(55)	(60)
Other income	34	68	50	77
Gain on sale of investments	1	—	7	—
Asset impairment expense	(33)	(1)	(33)	(1)
Foreign currency transaction gains (losses) on net monetary position	38	(71)	71	(122)
Other non-operating expense	—	(5)	—	(5)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	625	556	1,328	1,110
Income tax expense	(178)	(261)	(396)	(447)
Net equity in earnings of affiliates	(3)	134	7	147

INCOME FROM CONTINUING OPERATIONS	444	429	939	810
Income (loss) from operations of discontinued businesses, net of income tax (benefit) expense of $(7), $(6), $(13) and $5, respectively	(17)	9	(29)	43
Gain from disposal of discontinued businesses, net of income tax (benefit) expense of $0, $0, $0 and $0, respectively	—	(9)	—	(22)

NET INCOME	427	429	910	831

Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(253)	(277)	(512)	(488)
Less: Income from discontinued operations attributable to noncontrolling interests	—	(8)	—	(12)

Total net income attributable to noncontrolling interests	(253)	(285)	(512)	(500)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$174	$144	$398	$331

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.24	$0.19	$0.55	$0.43
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.02)	(0.01)	(0.04)	0.01

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.22	$0.18	$0.51	$0.44

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.24	$0.19	$0.54	$0.43
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.02)	(0.01)	(0.04)	0.01

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.22	$0.18	$0.50	$0.44

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income from continuing operations, net of tax	$191	$152	$427	$322
Discontinued operations, net of tax	(17)	(8)	(29)	9

Net income	$174	$144	$398	$331

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30,
($ in millions)	2011	2010	2011	2010
OPERATING ACTIVITIES:
Net income	$427	$429	$910	$831
Adjustments to net income:
Depreciation and amortization	317	291	622	584
Loss from sale of investments and impairment expense	34	14	37	18
Loss on disposal and impairment write-down - discontinued operations	—	5	—	18
Provision for deferred taxes	11	88	28	117
Contingencies	24	26	46	72
Loss on the extinguishment of debt	15	9	15	9
Undistributed gain from sale of equity method investment	—	(115)	—	(115)
Other	(5)	(22)	(89)	(42)
Increase in accounts receivable	(70)	(5)	(182)	(69)
Increase in inventory	(19)	(4)	(88)	(1)
Decrease in prepaid expenses and other current assets	136	138	152	169
(Increase) decrease in other assets	(54)	19	(43)	(51)
Decrease in accounts payable and accrued liabilities	(213)	(147)	(254)	(91)
Increase (decrease) in income taxes and other income tax payables, net	(47)	7	(152)	(90)
Increase in other liabilities	119	14	178	56

Net cash provided by operating activities	675	747	1,180	1,415

INVESTING ACTIVITIES:
Capital expenditures	(540)	(509)	(1,019)	(1,002)
Acquisitions–net of cash acquired	(19)	(66)	(157)	(100)
Proceeds from the sale of businesses	—	99	8	198
Proceeds from the sale of assets	18	2	22	2
Sale of short-term investments	1,824	2,133	3,065	3,139
Purchase of short-term investments	(1,312)	(2,153)	(2,493)	(3,255)
Increase in restricted cash	(27)	(28)	(16)	(74)
(Increase) decrease in debt service reserves and other assets	(85)	52	(92)	(9)
Affiliate advances and equity investments	(20)	(4)	(60)	(27)
Proceeds from loan repayments	—	132	—	132
Other investing	5	(18)	(15)	41

Net cash used in investing activities	(156)	(360)	(757)	(955)

FINANCING ACTIVITIES:
Issuance of common stock	—	(1)	—	1,569
Borrowings under the revolving credit facilities, net	101	62	125	88
Issuance of recourse debt	2,050	—	2,050	—
Issuance of non-recourse debt	459	1,127	574	1,343
Repayments of recourse debt	(203)	(406)	(471)	(406)
Repayments of non-recourse debt	(567)	(1,115)	(768)	(1,297)
Payments for financing fees	(69)	(16)	(74)	(29)
Distributions to noncontrolling interests	(671)	(470)	(714)	(542)
Financed capital expenditures	11	13	(6)	(17)
Purchase of treasury stock	(35)	—	(98)	—
Other financing	7	(17)	2	(17)

Net cash (used in) provided by financing activities	1,083	(823)	620	692
Effect of exchange rate changes on cash	14	(23)	29	(44)

Total increase (decrease) in cash and cash equivalents	1,616	(459)	1,072	1,108
Cash and cash equivalents, beginning	2,008	3,347	2,552	1,780

Cash and cash equivalents, ending	$3,624	$2,888	$3,624	$2,888

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2011		2010		2011		2010
Reconciliation of Adjusted Earnings Per Share (1)

Diluted EPS From Continuing Operations	$0.24		$0.19		$0.54		$0.43

Derivative Mark-to-Market (Gains)/Losses(2)	—		(0.02)		(0.01)		(0.01)
Currency Transaction (Gains)/Losses(3)	(0.01)		0.06		(0.08)		0.08
Disposition/Acquisition (Gains)/Losses	—		—	(4)	—		—	(4)
Impairment Losses	0.04	(5)	—		0.04	(5)	—
Debt Retirement (Gains)/Losses	0.01	(6)	0.01	(7)	0.01	(6)	0.01	(7)

Adjusted Earnings Per Share	$0.28		$0.24		$0.50		$0.51

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP.

(2)

Derivative mark-to-market (gains)/losses were net of income tax per share of $0.00 and $(0.01) in the three months ended June 30, 2011 and 2010, and of $(0.01) and $0.00 for the six months ended June 30, 2011, and 2010, respectively.

(3)

Unrealized foreign currency transaction (gains)/losses were net of income tax per share of $0.00 and $(0.01) in the three months ended June 30, 2011 and 2010, respectively, and of $0.00 and $(0.01) in the six months ended June 30, 2011 and 2010, respectively.

(4)

The Company did not adjust for the gain or the related tax effect from the sale of its indirect investment in CEMIG in its determination of Adjusted EPS because the gain was recognized by an equity method investee. The Company does not adjust for transactions of its equity method investees in its determination of Adjusted EPS.

(5)	Amount includes impairment at Kelanitissa of $33 million ($30 million, or $0.04 per share, net of noncontrolling interest).
(6)	Amount includes loss on retirement of debt at IPL of $15 million ($10 million, or $0.01 per share, net of income tax).
(7)	Amount includes loss on retirement of Parent Company debt of $9 million ($6 million, or $0.01 per share, net of income tax).

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2011	2010	2011	2010
Reconciliation of Adjusted Gross Margin(1)
Consolidated Gross Margin	$1,019	$1,002	$2,035	$1,963
Add: Depreciation and Amortization	311	273	607	539
Less: General and Administrative Expenses	(97)	(101)	(192)	(181)

Adjusted Gross Margin(1)	$1,233	$1,174	$2,450	$2,321

Reconciliation of Proportional Gross Margin(2)
Consolidated Gross Margin	$1,019	$1,002	$2,035	$1,963
Less: Proportional Adjustment Factor	400	407	795	750

Proportional Gross Margin(2)	$619	$595	$1,240	$1,213

Reconciliation of Proportional Adjusted Gross Margin(1),(2)
Consolidated Adjusted Gross Margin	$1,233	$1,174	$2,450	$2,321
Less: Proportional Adjustment Factor	489	481	972	897

Proportional Adjusted Gross Margin(1),(2)	$744	$693	$1,478	$1,424

(1)

Adjusted Gross Margin is defined by the Company as: Gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2011	2010	2011	2010
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1)
Reconciliation Below:
Maintenance Capital Expenditures	$209	$143	$436	$286
Environmental Capital Expenditures	17	16	32	29
Growth Capital Expenditures	303	337	557	704

Total Capital Expenditures	$529	$496	$1,025	$1,019

Reconciliation of Proportional Operating Cash Flow(2)

Consolidated Operating Cash Flow	$675	$747	$1,180	$1,415
Less: Proportional Adjustment Factor	(381)	(381)	(564)	(626)

Proportional Operating Cash Flow(2)	$294	$366	$616	$789

Reconciliation of Free Cash Flow(1)
Consolidated Operating Cash Flow	$675	$747	$1,180	$1,415
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	(198)	(143)	(425)	(286)
Less: Environmental Capital Expenditures	(17)	(16)	(32)	(29)

Free Cash Flow(1)	$460	$588	$723	$1,100

Reconciliation of Proportional Free Cash Flow(1),(2)
Proportional Operating Cash Flow	$294	$366	$616	$789
Less: Proportional Maintenance and Environmental Capital Expenditures, net of reinsurance proceeds	(146)	(117)	(309)	(223)

Proportional Free Cash Flow(1),(2)	$148	$249	$307	$566

(1)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

PARENT FINANCIAL INFORMATION (unaudited)

Parent only data: last four quarters
($ in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2011 Actual	Mar. 31, 2011 Actual	Dec. 31, 2010 Actual	Sept. 30, 2010 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,187	$1,143	$1,219	$1,184
Returns of capital distributions to Parent & QHCs	56	179	171	169

Total subsidiary distributions & returns of capital to Parent	$1,243	$1,322	$1,390	$1,353

Parent only data: quarterly
($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2011 Actual	Mar. 31, 2011 Actual	Dec. 31, 2010 Actual	Sept. 30, 2010 Actual
Subsidiary distributions(1) to Parent & QHCs	$394	$226	$331	$235
Returns of capital distributions to Parent & QHCs	8	28	15	4

Total subsidiary distributions & returns of capital to Parent	$402	$254	$346	$239

Parent Company Liquidity(2)	Balance at
($ in millions)	June 30, 2011 Actual	Mar. 31, 2011 Actual	Dec. 31, 2010 Actual	Sept. 30, 2010 Actual
Cash at Parent & Cash at QHCs(3)	$2,303	$546	$1,122	$1,418
Availability under corporate credit facilities	774	772	715	679

Ending liquidity	$3,077	$1,318	$1,837	$2,097

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (“QHCs”). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the Company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2011 FINANCIAL GUIDANCE ELEMENTS(1)

2011 Updated Financial Guidance (as of 8/5/2011)
Proportional Adjustment
	Consolidated	Factors(2)	Proportional
Income Statement Elements
Gross Margin	$4,000 to 4,200 million	$1,550 million	$2,450 to 2,650 million
Adjusted Gross Margin	$4,850 to 5,050 million	$1,850 million	$3,000 to 3,200 million
Diluted Earnings Per Share From Continuing Operations	$0.93 to 0.99
Adjusted Earnings Per Share Factors(3)	$0.04(4)
Adjusted Earnings Per Share(3)	$0.97 to 1.03(4)
Cash Flow Elements
Net Cash From Operating Activities	$2,650 to 2,850 million	$1,250 million	$1,400 to 1,600 million
Operational Capital Expenditures (a)	$775 to 850 million	$250 million	$525 to 600 million
Environmental Capital Expenditures (b)	$75 to 100 million		$75 to 100 million
Maintenance Capital Expenditures (a + b)	$850 to 950 million	$250 million	$600 to 700 million
Free Cash Flow (5)	$1,750 to 1,950 million	$1,000 million	$750 to 950 million
Subsidiary Distributions(6)	$1,200 to 1,300 million
Reconciliation of Free Cash Flow
Net Cash from Operating Activities	$2,650 to 2,850 million	$1,250 million	$1,400 to 1,600 million
Less: Maintenance Capital Expenditures	$850 to 950 million	$250 million	$600 to 700 million

Free Cash Flow (5)	$1,750 to 1,950 million	$1,000 million	$750 to 950 million
Reconciliation of Adjusted Gross Margin
Gross Margin	$4,000 to 4,200 million	$1,550 million	$2,450 to 2,650 million
Depreciation & Amortization	$1,250 to 1,350 million	$300 million	$950 to 1,050 million
General & Administrative	$450 million		$450 million

Adjusted Gross Margin(3)	$4,850 to 5,050 million	$1,850 million	$3,000 to 3,200 million

(1)	2011 Revised Guidance is based on expectations for future foreign exchange rates and commodity prices as of June 30, 2011, as well as other factors set forth in “Guidance” in the Press Release.
(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP. Non-GAAP financial measure as reconciled in the table.

(4)	Reconciliation of Adjusted EPS includes unrealized foreign currency losses of $0.03, derivative losses of $0.02, debt retirement losses of $0.01 and gain on disposition of assets of $0.02.
(5)

Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt. Measures for definition.

(6)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

THE AES CORPORATION

2012 FINANCIAL GUIDANCE ELEMENTS(1)

2012 Financial Guidance (as of 4/20/2011)
Proportional Adjustment
	Consolidated	Factors(2)	Proportional
Income Statement Elements
Diluted Earnings Per Share From Continuing Operations	$1.15 to 1.25
Adjusted Earnings Per Share Factors(3)	$0.12(4)
Adjusted Earnings Per Share(3)	$1.27 to 1.37(4)
Cash Flow Elements
Net Cash From Operating Activities	$3,300 to 3,500 million	$1,275 million	$2,025 to 2,225 million
Operational Capital Expenditures (a)	$925 to 1,025 million	$250 million	$675 to 775 million
Environmental Capital Expenditures (b)	$100 to 150 million	$25 million	$75 to 125 million
Maintenance Capital Expenditures (a + b)	$1,025 to 1,175 million	$275 million	$750 to 900 million
Free Cash Flow (5)	$2,200 to 2,400 million	$1,000 million	$1,200 to 1,400 million
Subsidiary Distributions(6)	$1,400 to 1,600 million
Reconciliation of Free Cash Flow
Net Cash from Operating Activities	$3,300 to 3,500 million	$1,275 million	$2,025 to 2,225 million
Less: Maintenance Capital Expenditures	$1,025 to 1,175 million	$275 million	$750 to 900 million

Free Cash Flow (5)	$2,200 to 2,400 million	$1,000 million	$1,200 to 1,400 million

(1)

2012 Guidance is based on expectations for future foreign exchange rates and commodity prices as of March 31, 2011, except for Brazilian Real (BRL), as well as other factors set forth in “Guidance” in the Press Release. 2012 BRL reflects a consensus rate of 1.69, which is 7% stronger than forward as of March 31, 2011.

(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP. Non-GAAP financial measure as reconciled in the table.

(4)	Reconciliation of Adjusted EPS includes unrealized foreign currency losses of $0.03, derivative losses of $0.01, and debt retirement losses of $0.08.

(5)

Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt. Measures for definition.

(6)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.